                  Company pursuant to this Agreement. Further, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by the Employee as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Employee to the Company or otherwise, except with respect to Section 4(c) benefits to the extent the Employee receives substantially equivalent benefits from a successor employer.

5.       ADDITIONAL TAX PAYMENTS.

        (a)       EXCISE TAX GROSS-UP.

                  If any payment or benefit to which the Employee becomes entitled in connection with the Transaction pursuant to this Agreement, the Merger Agreement or otherwise (the "Total Payments") will be subject to the tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (or any successor tax that may hereafter be imposed) (the "Excise Tax"), the Company shall pay to the Employee at the time specified below, an additional amount (the "Gross-up Payment") such that the net amount retained by the Employee, after deduction of any Excise Tax on the Total Payments and any taxes on the Total Payments other than the Excise Tax and any federal, state and local income and employment tax and Excise Tax upon the payment provided for by this subsection, shall be equal to the Total Payments. For purposes of determining whether any of such payments or benefits will be subject to the Excise Tax, and the amount of such Excise Tax, the Company and the Employee shall rely upon the assumption and determinations of Arthur Andersen LLP or such other certified accounting firm as may be mutually agreed upon by the Employee and the Company (the "Accounting Firm"). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determinations by the Accounting Firm shall be binding upon the Company and the Employee, and they agree to take a position consistent with such determination (i) on any return, report, information return or other document (including, without limitation, any related or supporting information) with respect to taxes of the Company or the Employee, (ii) in any proceeding, formal or informal, before any taxing authority, and (iii) otherwise. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time the Gross-Up Payment is determined, the Employee shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal and state and local income and employment tax imposed on the Gross-Up Payment being repaid by him if such repayment results in reduction in Excise Tax and/or a federal and state and local income and employment tax deduction) plus interest on the amount of such repayment at the rate provided in section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time the Gross-Up Payment is determined (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest payable with respect to such excess at the rate provided in section 1274(b)(2)(B) of the
                  Code) at the time that the amount of such excess is finally determined. The Gross-Up Payment shall be paid within five (5) business days after the amount thereof is determined, but in no event later than thirty (30) days prior to the date on which payment of the Excise Tax in respect of which such Gross-Up Payment is determined is due. If the amounts of any payments under this Agreement cannot be finally determined on or before the payment date otherwise scheduled for payment, the Company shall pay to the Employee on such date an estimate, as determined in good faith by the Company, of the minimum amount of such payment and shall pay the remainder of such payments (together with interest at the rate provided in section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Employee payable on the fifth day after demand by the Company (together with interest at the rate provided in section 1274(b)(2)(B) of the Code).

                  Notwithstanding the foregoing, and subject to the Company's and Parent's obligations under Section 5(b), the Company shall not be required to pay a Gross-Up Payment with respect to an amount of the Excise Tax equal to the excess of (i) over (ii), where (i) equals the Excise Tax that actually becomes due with respect to the Total Payments and (ii) equals that amount of Excise Tax that would have become due with respect to the Total Payments assuming that, with respect to the Company stock options granted to the Employee on October 9, 1998 (the "October Grant"), (x) the cash payout of the October Grant pursuant to Section 2.9 of the Merger Agreement was subject to Q&A 24(c) of the proposed Treasury Regulations promulgated under section 280G of the Code (the "Regulations") and (y) for purposes of Q&A 24(c)(2) under the Regulations, the percentage used to calculate the amount reflecting the lapse of the obligation to continue to perform services was one percent (1%) (such excess amount shall hereinafter be referred to as the "Option Excise Tax").

        (b)       COMPANY'S TAX POSITION.

                  The Company shall, and the Parent shall cause the Company to, take the position (i) on any return, report, information return or other document (including, without limitation, any related or supporting information) with respect to taxes of the Company or the Employee, (ii) in any proceeding, formal or informal, before any taxing authority, and (iii) otherwise, that the Option Excise Tax is not due, and the Company shall not, nor shall the Parent cause the Company to, withhold any amounts in respect thereof without the prior written consent of the Employee. The Company shall, at its own expense, contest in good faith any assessment or proposed assessment by the Internal Revenue Service (the "IRS") against the Com-pany in respect of the Excise Tax with respect to the Option Excise Tax. The Employee shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Employee or the Company of the Option Excise Tax. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Employee is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Employee shall also give the Company any information reasonably requested by the Company relating to such claim; take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company' cooperate with the Company in good faith in order effectively to contest such claim; and permit the Company to participate in any proceedings relating to such claim. Such contest shall include pursuing any and all administrative and judicial remedies available to the Company. In the event that there is a Final Determination (as defined below) pursuant to which the IRS makes an assessment against the Company in respect of the Option Excise Tax, the Company shall remit such amount to the IRS and the Company shall be entitled to reimbursement of such amount. The Company shall effect such reimbursement only by means of withholding from the final tranche of the Stock Grant a number of shares having a value equal to the amount of the Option Excise Tax (rounding down to the next whole share); provided, however, that the Company shall be entitled to withhold from any cash payments to the Employee following the payment of such tranche of the Stock Grant an amount equal to the remainder of such Option Excise Tax.

                 For purposes of this Agreement, "Final Determination" shall mean:

                 (x) a decision, judgment, decree, or other order by any court of competent jurisdiction, which decision, judgment, decree, or other order has become final and not subject to further appeal; or

                 (y) a closing agreement entered into under section 7121 of the Code or any other binding settlement agreement entered into with the IRS, in either case with the consent of the Employee, which consent shall not be unreasonably withheld.

6.       LEGAL FEES.

         The Company shall pay to the Employee all legal fees and expenses incurred by the Employee in disputing in good faith any issue hereunder relating to the termination of the Employee's employment, in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Code to any payment or benefit provided hereunder. Such payments shall be made within five (5) business days after delivery of the Employee's written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require.

7.       PROTECTIVE COVENANTS.

        (a)       COMPENSATION, BENEFITS SUSPENDED IF SECTION 7 (b) BREACHED.

                  Except as more specifically provided with respect to the Stock Grant in Section 3(c), the Employee agrees that if, during the Employment Term, he breaches his obligations under Section 7(b), any payments and benefits to which the Employee would otherwise have been entitled shall be suspended for one (1) year, or, if less, the remaining balance of the period with respect to which the Employee would otherwise be so entitled to such payments and benefits, which payments and benefits shall be deemed immediately forfeited. Nothing herein shall prohibit the Employee from being a stockholder in a mutual fund or a diversified investment company or a passive owner of not more than two percent of the outstanding stock of any class of a corporation any equity securities of which are publicly traded, so long as the Employee has no active participation in the business of such corporation.

        (b)       NON-DISCLOSURE; NON-COMPETE; NON-SOLICITATION.

                  The Employee shall not, at any time during the Employment Term or thereafter, make use of or disclose, directly or indirectly, any trade secret, customer lists or other confidential or secret information of the Company not available to the public generally or to the competitors of the Company ("Confidential Information") except to the extent that such Confidential Information becomes a matter of public record or is otherwise available to the general public, other than as a result of any act or omission of the Employee, or is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency. Promptly following the Date of Termination, the Employee shall surrender to the Company all records, memoranda, notes, plans, reports, computer tapes and software and other documents and data relating to any Confidential Information or the business of the Company that he may then possess or have under his control (together with all copies thereof); provided, however, that the Employee may retain copies of such documents as are necessary for the preparation of his federal or state income tax returns. In consideration for the payments under this Agreement and any payments received by the Employee pursuant to the Transaction for his equity interests in the Company, during the scheduled Employment Term (notwithstanding any earlier termination of the Employment Term), the Employee will not in any manner directly or indirectly, through any person, firm or corporation, alone or as a member of a partnership or as an officer, director, stockholder, investor or employee of or consultant to any other corporation or enterprise or otherwise engage or assist any other person, firm, corporation or enterprise in engaging in any business then being conducted by the Company (but not later than as of the Date of

                  Termination) in any geographic area in which the Company is then conducting such business. In consideration for the payments under this Agreement and any payments received by the Employee pursuant to the Transaction for his equity interests in the Company, the Employee will not during the scheduled Employment Term (notwithstanding any earlier termination of the Employment Term) in any manner, directly or indirectly induce or attempt to induce any employee of the Company to terminate or abandon his or her employment for any purpose whatsoever.

        (c)       FALSE, DEFAMATORY, OR DISPARAGING STATEMENTS.

                  The Employee agrees that after his Date of Termination, he shall not make any false, defamatory or disparaging statements about the Company, or the officers or directors of the Company. Promptly after the Employee's Date of Termination, the Company agrees that it shall instruct the officers and the directors of the Company not to make any false, defamatory or disparaging statements about the Employee after such Date of Termination.

        (d)       INJUNCTIONS TO PREVENT BREACHES OF PROTECTIVE COVENANTS.

                  The parties hereto agree that the Company would be damaged irreparably in the event any provision of paragraphs (b) or
                  (c), next above, were not performed by the Employee in accordance with their respective terms or were otherwise breached and that money damages would be an inadequate remedy for any such nonperformance or breach. Therefore, the Company or its successors or assigns shall be entitled, in addition to any other rights and remedies existing in their favor, to an injunction or injunctions to prevent any breach or threatened breach of any such provisions and to enforce such provisions specifically (without posting a bond or other security). The parties hereto agree that the Employee would be damaged irreparably in the event any provision of paragraph (c), next above, were not performed by the Company in accordance with its terms or were otherwise breached and that money damages would be an inadequate remedy for any such nonperformance or breach. Therefore, the Employee shall be entitled, in addition to any other rights and remedies existing in his favor, to an injunction or injunctions to prevent any breach or threatened breach of any such provisions and to enforce such provision specifically (without posting a bond or other security).

8.       SUCCESSORS.

        (a)       THE EMPLOYEE.

                  This Agreement is personal to the Employee and, without the prior express written consent of the Company, shall not be assignable by the Employee, except that the Employee's rights to receive any compensation or benefits under this Agreement may be transferred or disposed of pursuant to testamentary disposition, intestate succession or pursuant to a domestic relations order of a court of competent juris-diction. This Agreement shall inure to the benefit of and be enforceable by the Employee's heirs, beneficiaries and/or legal representatives.

        (b)       THE COMPANY.

                  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company shall require any successor to all or substantially all of the business and/or assets of the Company, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, by an agreement in form and substance satisfactory to the Employee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place.

9.       MISCELLANEOUS.

        (a)       APPLICABLE LAW.

                  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, applied without reference to principles of conflict of laws.

        (b)       AMENDMENTS.

                  This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

        (c)       NOTICES.

                  All notices and other communications hereunder shall be in writing and shall be given by hand-delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                  If to the Company:      UNITED STATES FILTER CORPORATION
                                          40-004 Cook Street
                                          Palm Desert, CA  92211

                  If to the Employee:     ANDREW D. SEIDEL
                                          47-280 Prince's Plume Lane
                                          Palm Desert, CA  92260

                  With a copy to:         MICHAEL DIAMOND, ESQ.
                                          1900 Avenue of the Stars
                                          Suite 600
                                          Los Angeles, CA  90067
                 or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.

        (d)      WITHHOLDING.

                 The Company may withhold from any amounts payable under this Agreement such federal, state or local income taxes as shall be required to be withheld pursuant to any applicable law or regulation.

        (e)      SEVERABILITY.

                 If any provision of this Agreement as applied to any part or to any circumstances will be adjudged by a court to be invalid or unenforceable, the same will in no way affect any other provision of this Agreement, the application of such provision in any other circumstances, or the validity or enforceability of this Agreement. The parties hereto intend this Agreement to be enforced as written. If any provision or any part thereof is held to be invalid or unenforceable because of the duration thereof, the level of restrictions or the geographic scope thereof, all parties agree that the court or arbitrator making such determination will have the power to reduce the duration, restrictions or geographic scope of such provision, and/or to delete specific words or phrases in an its modified form such provision will then be enforceable.

        (f)      CAPTIONS.

                 The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

        (g)      BENEFICIARIES/REFERENCES.

                 The Employee shall be enabled to select (and change) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Employee's death, and may change such election, in either case by giving the Company written notice thereof. In the event of the Employee's death or a judicial determination of his incompetence, reference in this Agreement to the Employee shall be deemed, where appropriate, to refer to the Employee's beneficiary(ies), estate or legal representative(s).

        (h)      ENTIRE AGREEMENT.

                 This Agreement contains the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect to the subject matter hereof, including without limitation the Prior Agreement and the Company's Executive Severance Pay Plan. However, nothing in this Agreement shall adversely affect the Employee's rights to benefits vested and accrued prior to the Effective Date, other than benefits which vest or accrue upon a "Change of Control" as defined in the Prior Agreement and the Company's Executive Severance Pay Plan, as the case may be, which are not satisfied under Section 3(h). The Employee expressly agrees and acknowledges that the payments for his Company stock options set forth in Section 2.9 of the Merger Agreement are the sole payments in connection with or with respect to his Company stock options to which he is or will be entitled, and that the Prior Agreement has not been amended subsequent to September 30, 1998.

        (i)       ARBITRATION.

                  (i) Any dispute, controversy or claim arising out of or relating to this Agreement, a breach thereof or the coverage or enforceability of this Section 9(i) shall be settled by arbitration in Los Angeles, California (or such other location as the Company and the Employee may mutually agree), conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as such rules are in effect in Los Angeles on the date of delivery of demand for arbitration. The arbitration of any such issue, including the determination of the amount of damages, shall be to the exclusion of any court of law. This provision shall not limit, nor be limited by, any additional right to seek injunctive relief under
                           Section 7(d).

                  (ii) There shall be three arbitrators, one to be chosen by each party at will within ten (10) days from the date of delivery of demand for arbitration and the third arbitrator to be selected by the two arbitrators so chosen. If the two arbitrators are unable to select a third arbitrator within ten (10) days after the last of the two arbitrators is chosen by the parties, the third arbitrator will be designated, on application by either party, by the American Arbitration Association. The decision of a majority of the arbitrators shall be final and binding on both parties and their respective heirs, executors, administrators, personal representatives, successors and assigns. Judgment upon any award of the arbitrators may be entered in any court having jurisdiction, or application may be made to any such court for the judicial acceptance of the award and for an order of enforcement.

                  (iii) The Company shall pay the fees and expenses incurred in connection with any arbitration arising out of this Agreement, unless a majority of the arbitrators concludes that such arbitration procedure was not instituted in good faith by the Employee.

        (j)       REPRESENTATION.

                  The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this

                  Agreement will not violate any agreement between the Company and any other person, firm or organization or any applicable laws or regulations.

        (k)       SURVIVORSHIP.

                  The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement or the Employee's employment hereunder to the extent necessary to the intended preservation of such rights and obligations.

10.      TERMINATION OF AGREEMENT.

         This Agreement shall be void and of no further force or effect upon the termination of the Merger Agreement.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of March 22, 1999.

                            PARENT:

                            VIVENDI
                            By:  __________________________________
                            Its:___________________________________
                                                    (title)

                            COMPANY:

                            UNITED STATES FILTER CORPORATION,
                            a Delaware corporation
                            By:  __________________________________
                            Its:___________________________________
                                                    (title)

                            EMPLOYEE:

                            By:  __________________________________